EXHIBIT 3.19

CERTIFICATE OF FORMATION

OF

ICG ADDCAR SYSTEMS, LLC

This Certificate of Formation of ICG ADDCAR Systems, LLC (the "Company") has been duly executed and is being duly filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time.

FIRST: The name of the limited liability company is ICG ADDCAR Systems, LLC.

SECOND: The name and address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19805.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19805.

IN WITNESS WHEREOF, the undersigned, being an authorized individual of the Company, has duly executed this Certificate of Formation as of this 10th day of September, 2004.

/s/ Wendy L. Teramoto
Wendy L. Teramoto Authorized Person

Certificate of Amendment to Certificate of Formation

of

ICG ADDCAR SYSTEMS, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is ICG ADDCAR SYSTEMS, LLC.

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on October 8, 2004.

/s/ Wendy L. Teramoto
Wendy L. Teramonto, Authorized Person